Exhibit 10.4

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Amendment”) is made as of the 25th day of March, 2025 (“Effective Date”) by and between TBB CRESCENT PARK DRIVE LLC, Delaware limited liability company (the "Seller"), whose address is c/o The Bancorp Bank, National Association, 155 E. 44th Street, Suite 1015, New York, New York 10017, and WAY MAKER GROWTH FUND, LLC, a Texas limited liability company, whose address is 603 E. Broadway St., Prosper, Texas 75078, or its assigns (the "Purchaser").

BACKGROUND

A.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement dated June 28, 2024 (the “Original Agreement”) and that certain First Amendment to Purchase and Sale Agreement, dated December 19, 2024 (“First Amendment” and, together with the Original Agreement, the “Agreement”) with respect to certain real property located at 11755 Southlake, Houston, Texas and more particularly described in the Agreement (the “Property”).

B.    Seller and Purchaser are also parties to a certain Development Services Agreement, dated February 4, 2025, with respect to the Property (the “Development Agreement”).

C.    The Seller and Purchaser desire amend the Agreement and the Development Agreement as set forth herein.

D.    Any capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.        Closing.

(a)    The first sentence of Section 6.1 of the Original Agreement, as amended by the First Amendment, is hereby deleted and replaced with the following: “The Closing shall occur on or before May 23, 2025 (“Closing Date”), TIME BEING OF THE ESSENCE, through an escrow with the Title Company, unless the parties mutually agree in writing upon another place or another earlier date.”

(b)    Purchaser and its assigns shall have two (2) options to adjourn the Closing Date by thirty (30) days each, exercisable by paying the sum of One Million Dollars ($1,000,000.00) per thirty (30) day extension (each, an “Extension Deposit”) to the Escrow Holder on or before the then-scheduled Closing Date, time being of the essence. Upon receipt, the Extension Deposit(s) shall constitute a part the Earnest Money for all purposes under the Agreement and shall be held and disbursed by Escrow Holder in accordance with the provisions of the Agreement.

2.        Additional Deposit. On or before April 7, 2025, Purchaser or its assigns shall pay to the Escrow Holder the sum of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00) (the “Additional Deposit”). Upon receipt, the Additional Deposit shall constitute a part the Earnest Money for all purposes under the Agreement and shall be held and disbursed by Escrow Holder in accordance with the provisions of the Agreement. Time shall be of the essence with respect to the date on which the Additional Deposit is due and payable. In the event the Additional Deposit is not timely paid, Seller shall have the right to terminate the Agreement by giving written notice to Purchaser, and the Agreement shall be deemed terminated and of no further force and effect, except for any provisions thereof that expressly survive termination, whereupon Seller shall be entitled to receive and retain all portions of the Earnest Money.

3.        Insurance. No later than March 31, 2025, Purchaser or its assigns shall, at its sole cost and expense, pay the invoice provided by Sutika Insurance LLC dated March 14, 2025 (or any subsequent invoice provided by Sutika Insurance LLC), for the insurance covering the Property.

4.        Development Agreement. Purchaser or its assigns shall continue to perform its duties under the Development Agreement; provided, however, that notwithstanding any provision of the Development Agreement to the contrary, Seller shall not be obligated to pay any costs or expenses incurred in connection with the Project (as defined in the Development Agreement), including without limitation any Allowable Development Costs (as defined in the Development Agreement), that are incurred from and after March 21, 2025, and all such costs and expenses shall be timely paid by Purchaser to WMA Construction Management, LLC in an amount not to exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (“Purchaser Project Costs Cap”). Purchaser and its assigns agrees that from and after March 21, 2025, (a) Purchaser shall not permit Project costs to be incurred in excess of the Purchaser Project Costs Cap and (b) Seller shall have the right to terminate, or halt all work under, the Development Agreement if Project costs equal to the Purchaser Project Costs Cap are incurred, except to the extent that Purchaser agrees in writing to pay for costs in excess of the Purchaser Project Costs Cap.

5.        Permitted Assignee. Seller agrees that Purchaser may assign the Agreement and Development Agreement (provided that both such agreements must be assigned contemporaneously to the same assignee) to Windtree Therapeutics Inc. or an entity owned or controlled by or under common control with Windtree Therapeutics Inc. (either directly or indirectly). Purchaser shall, no later than five (5) Business Days prior to the Closing Date, provide to Seller written notice of such assignment together with an executed assignment and assumption agreement reasonably acceptable to Seller. No assignment of the Agreement or the Development Agreement shall relieve the Purchaser named herein of its obligations and liabilities thereunder.

6.        Continued Force and Effect. Purchaser and Seller acknowledge and agree that except as amended by this Amendment, the Agreement and the Development Agreement are and remain unchanged and in full force and effect.

7.        Counterparts. This Amendment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Executed counterparts of this Amendment may be exchanged by electronic mail which shall be sufficient to bind the parties. The parties further agree that counterparts of this Amendment may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Amendment and shall have the same legal effect as the physical delivery of an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELLER:

TBB CRESCENT PARK DRIVE LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER

WAY MAKER GROWTH FUND, LLC, a Texas limited liability company

By: WAY MAKER FUND MANAGER, LLC, a Texas limited liability company

By:
Name:
Title: